                                                                    EXHIBIT 99.1


                    [COMPAQ COMPUTER CORPORATION LETTERHEAD]


                                                                   PRESS RELEASE

CONTACT: ARCH CURRID
         Compaq Computer Corporation
         281-514-0484
         compaq.pr@compaq.com

                       COMPAQ LOWERS THIRD QUARTER REVENUE
                            AND EARNINGS EXPECTATIONS

         HOUSTON, OCT. 1, 2001 - Compaq Computer Corporation (NYSE: CPQ), reported today that based upon preliminary financial data, it expects revenue and earnings on an operational basis for its third quarter ended September 30, 2001, to be below prior guidance.

         Revenue for the third quarter is expected to be in the range of $7.4 to $7.5 billion, down 12 percent sequentially due to the increased speed of economic deterioration exacerbated by the tragedy of September 11 and other related supply chain and logistics events. Based on preliminary data, earnings on an operational basis will be a loss in the range of ($0.05) to ($0.07) per diluted common share.

         "While we remain deeply concerned about the broader global issues, we are intently focused on meeting customer needs in these difficult times. The events of September 11 disproportionately affected the current quarter - market demand slowed and transportation and logistics were disrupted," said Michael Capellas, Compaq chairman and CEO.

         "Although we are disappointed with these results, we have made great progress in executing our cost control and go-to-market plans and are confident that these operational improvements, as well as our continued focus on services, will benefit us competitively in the long run."

         Changing market conditions have also affected certain of the company's strategic investments. As a result, the company also announced that it is making downward adjustments in the valuation of some holdings and plans to take a non-operating, non-cash charge of approximately $500 million in the third quarter, primarily related to the company's investment in CMGI.

         Compaq will host a live audio Web cast today at 5:00 p.m. Eastern (4:00 p.m. Central). The session will include brief remarks and a question and answer period. The live Web cast can be accessed at:
http://www.compaq.com/newsroom/presspaq/100101/index.html

         Compaq plans to announce complete third quarter results in mid-October.

COMPANY BACKGROUND

         Founded in 1982, Compaq Computer Corporation is a leading global provider of enterprise technology and solutions. Compaq designs, develops, manufactures and markets hardware, software, solutions and services, including industry-leading enterprise storage and computing solutions, fault-tolerant business-critical solutions, communication products, and desktop and portable personal computers that are sold in more than 200 countries.

This press release and the subject conference call may contain forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the Hewlett-Packard/Compaq merger does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval or that prior to the closing of the proposed merger, the businesses of the companies suffer due to uncertainty; the market for the sale of certain products and services may not develop as expected; that development of these products and services may not proceed as planned; that Compaq and Hewlett-Packard are unable to transition customers, successfully execute their integration strategies, or achieve planned synergies; other risks that are described from time to time in Compaq and Hewlett-Packard's Securities and Exchange Commission reports (including but not limited to Compaq's annual report on Form 10-K for the year ended December 31, 2000, HP's annual report on Form 10-K for the year ended October 31, 2000, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Compaq's results could differ materially from Compaq's expectations in these statements. Compaq assumes no obligation and does not intend to update these forward-looking statements.